As filed with the Securities and Exchange Commission on July 20, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

SEMGROUP ENERGY PARTNERS, L.P.

(Exact name of registrant as specified in its charter)

Delaware	20-8536826
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

(Address of principal executive offices, including zip code)

SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan

(Full title of the plan)

Kevin L. Foxx

President and Chief Executive Officer

SemGroup Energy Partners G.P., L.L.C.

Two Warren Place

6120 South Yale Avenue, Suite 700

Tulsa, Oklahoma 74136

(Name and address of agent for service)

Telephone number, including area code, of agent for service: (918) 524-8100

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common units representing limited partner interests	1,250,000 common units	$22.00	$27,500,000	$845

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this registration statement shall also cover any additional common units that become issuable under the plans by reason of any dividend, split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the registrant’s common units.
(2)	Estimated pursuant to Rules 457(c) and (h) of the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of computing the registration fee and based upon the initial public offering price per common unit representing limited partners interest in SemGroup Energy Partners, L.P. of $22.00 as set forth in the prospectus of SemGroup Energy Partners, L.P. relating thereto dated July 17, 2007 as filed with the Securities and Exchange Commission pursuant to Rule 424(b) under the Securities Act.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Note: The document(s) containing the plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. SemGroup Energy Partners, L.P. (the “Partnership”) shall maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Partnership shall furnish to the Commission or its staff a copy or copies of all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Commission by the Partnership are hereby incorporated in this Registration Statement by reference:

(1)	The Partnership’s Prospectus filed pursuant to Rule 424(b) on July 18, 2007;

(2)	The description of the Partnership’s common units contained in the Partnership’s Registration Statement on Form 8-A dated May 25, 2007 as thereafter amended from time to time for the purpose of updating, changing or modifying such description;

(3)	The Current Report on Form 8-K filed on July 18, 2007 (to the extent filed and not furnished).

All documents filed with the Commission by the Partnership pursuant to sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), subsequent to the date hereof and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold, or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents.

Any statement contained herein or incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Experts

The financial statements of SemGroup Energy Partners, L.P. Predecessor as of December 31, 2006 and December 31, 2005 and for each of the three years in the period ended December 31, 2006 incorporated by reference in this registration statement have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of such firm as experts in accounting and auditing.

The balance sheets of SemGroup Energy Partners, L.P. as of February 28, 2007 and SemGroup Energy Partners G.P., L.L.C. as of February 28, 2007 incorporated by reference in this registration statement have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in accounting and auditing.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Section 17-108 of the Delaware Revised Uniform Limited Partnership Act empowers a Delaware limited partnership to indemnify and hold harmless any partner or other person from and against all claims and demands whatsoever. Section 7.7(a) of the First Amended and Restated Agreement of Limited Partnership (the “Partnership

Agreement”) of SemGroup Energy Partners, L.P. (the “Partnership”) provides that to the fullest extent permitted by law, (a) SemGroup Energy Partners G.P., L.L.C. (the “General Partner”), (b) any former General Partner (a “Departing General Partner”), (c) any individual, corporation, firm, limited liability company, partnership, joint venture, trust, unincorporated organization, association, government agency or political subdivision thereof or other entity (collectively, a “Person”) who is or was an Affiliate of the General Partner or any Departing General Partner, (d) any Person who is or was a member, partner, director, officer, fiduciary or trustee of any Group Member, the General Partner or any Departing General Partner or any Affiliate of any Group Member, the General Partner or any Departing General Partner, (e) any Person who is or was serving at the request of the General Partner or any Departing General Partner or any Affiliate of the General Partner or any Departing General Partner as an officer, director, member, partner, fiduciary or trustee of another Person; provided that a Person shall not be included by reason of providing, on a fee-for-services basis, trustee, fiduciary, or custodial services; and (f) any Person the General Partner designates as an “Indemnitee” for purposes of the Partnership Agreement (collectively the “Indemnitees”), shall be indemnified and held harmless by the Partnership, from and against any and all losses, claims, damages, liabilities, joint or several, expenses (including legal fees and expenses), judgments, fines, penalties, interest, settlements or other amounts arising from any and all claims, demands, actions, suits or proceedings, whether civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as an Indemnitee; provided, that the Indemnitee shall not be indemnified and held harmless if there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter for which the Indemnitee is seeking indemnification pursuant to Section 7.7, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was unlawful, provided, further, no indemnification pursuant to Section 7.7 of the Partnership Agreement shall be available to the General Partner or its Affiliates (other than the Partnership or any of its subsidiaries) with respect to its or their obligations incurred pursuant to the Underwriting Agreement, the Omnibus Agreement, the Throughput Agreement or the Contribution Agreement (other than obligations incurred by the General Partner on behalf of the Partnership). Any indemnification pursuant to Section 7.7 of the Partnership Agreement shall be made only out of the assets of the Partnership, it being agreed that the General Partner shall not be personally liable for such indemnification and shall have no obligation to contribute or loan any monies or property to the Partnership to enable it to effectuate such indemnification.

Section 7.7(b) of the Partnership Agreement also states that to the fullest extent permitted by law, expenses (including legal fees and expenses) incurred by an Indemnitee who is indemnified pursuant to Section 7.7(a) in defending any claim, demand, action, suit or proceeding shall, from time to time, be advanced by the Partnership prior to a determination that the Indemnitee is not entitled to be indemnified upon receipt by the Partnership of any undertaking by or on behalf of the Indemnitee to repay such amount if it shall be determined that the Indemnitee is not entitled to be indemnified as authorized in Section 7.7 of the Partnership Agreement.

Section 7.8(a) of the Partnership Agreement provides that no Indemnitee shall be liable for monetary damages to the Partnership, the Limited Partners of the Partnership or any other Persons who have acquired interests in the Partnership Securities, for losses sustained or liabilities incurred as a result of any act or omission of an Indemnitee unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of the matter in question, the Indemnitee acted in bad faith or engaged in fraud, willful misconduct or, in the case of a criminal matter, acted with knowledge that the Indemnitee’s conduct was criminal.

The Underwriting Agreement entered into by the Partnership in connection with its initial public offering provides for the indemnification of the directors and officers of the General Partner in certain circumstances.

In addition, the Partnership may purchase and maintain insurance, on behalf of the General Partner, its Affiliates and such other Persons as the General Partner shall determine, against any liability that may be asserted against, or expense that may be incurred by, such Person in connection with the Partnership’s activities or such Person’s activities on behalf of the Partnership, regardless of whether the Partnership would have the power to indemnify such Person against such liability under the provisions of the Partnership Agreement.

See “Item 9. Undertakings” for a description of the Commission’s position regarding indemnification.

Item 7.	Exemption from Registration Claimed.

Not Applicable.

Item 8.	Exhibits.

The following documents are filed as a part of this Registration Statement or incorporated by reference herein:

Exhibit Number	Document Description
4.1*	SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Partnership’s registration statement on Form S-1 (File No. 333-141196), filed on May 25, 2007).

4.2*	First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P. (incorporated by reference to Appendix A to the Partnership’s registration statement on Form S-1 (File No. 333-141196), filed on June 29, 2007).

4.3*	Amended and Restated Limited Liability Company Agreement of SemGroup Energy Partners G.P., L.L.C. (incorporated by reference to Exhibit 3.4 to the Partnership’s registration statement on Form S-1 (File No. 333-141196), filed on May 4, 2007).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers L.L.P.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this registration statement).

*	Incorporated herein by reference as indicated.

Item 9.	Undertakings.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described under Item 6 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tulsa, the State of Oklahoma, on July 20, 2007.

SEMGROUP ENERGY PARTNERS, L.P.
(Registrant)

By:	SemGroup Energy Partners G.P., L.L.C.,
its general partner

	By:	/S/ KEVIN L. FOXX
Kevin L. Foxx
President and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Kevin L. Foxx, Michael J. Brochetti and Alex G. Stallings, and each of them, any of whom may act without the joinder of the other, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including pre-effective and post-effective amendments) to this Registration Statement and any registration statement for the same offering filed pursuant to Rule 462 under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or would do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them of their or his substitute and substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on July 20, 2007.

Signature	Title

/S/ KEVIN L. FOXX	President, Chief Executive Officer and Director
Kevin L. Foxx	(Principal Executive Officer)

/S/ MICHAEL J. BROCHETTI	Chief Financial Officer and Director
Michael J. Brochetti	(Principal Financial Officer)

/S/ ALEX G. STALLINGS	Chief Accounting Officer
Alex G. Stallings	(Principal Accounting Officer)

/S/ THOMAS L. KIVISTO	Director
Thomas L. Kivisto

/S/ GREGORY C. WALLACE	Director
Gregory C. Wallace

/S/ W. ANDERSON BISHOP	Director
W. Anderson Bishop

INDEX TO EXHIBITS

Exhibit Number	Document Description
4.1*	SemGroup Energy Partners G.P., L.L.C. Long-Term Incentive Plan (incorporated by reference to Exhibit 10.5 to the Partnership’s registration statement on Form S-1 (File No. 333-141196), filed on May 25, 2007).

4.2*	First Amended and Restated Agreement of Limited Partnership of SemGroup Energy Partners, L.P. (incorporated by reference to Appendix A to the Partnership’s registration statement on Form S-1 (File No. 333-141196), filed on June 29, 2007).

4.3*	Amended and Restated Limited Liability Company Agreement of SemGroup Energy Partners G.P., L.L.C. (incorporated by reference to Exhibit 3.4 to the Partnership’s registration statement on Form S-1 (File No. 333-141196), filed on May 4, 2007).

5.1	Opinion of Baker Botts L.L.P.

23.1	Consent of PricewaterhouseCoopers L.L.P.

23.2	Consent of Baker Botts L.L.P. (included in Exhibit 5.1).

24.1	Powers of Attorney (included on the signature page of this registration statement).

*	Incorporated herein by reference as indicated.